Exhibit 5.1

Simpson Thacher & Bartlett llp gaikokuho jimu bengoshi jimusho ark hills sengokuyama mori tower 41st floor 9-10, roppongi 1-chome MINATO-KU, TOKYO 106-0032, JAPAN telephone: +81-3-5562-6200 facsimile: +81-3-5562-6202
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December 29, 2025

SBC Medical Group Holdings Incorporated

200 Spectrum Center Dr., Suite 300

Irvine, California 92618

To the Addressee Stated Above:

We have acted as counsel to SBC Medical Group Holdings Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) 98,796,461 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), that may be sold by the selling stockholders identified therein (the “Outstanding Shares”); (ii) 634,375 warrants to purchase Common Stock that may be sold by the selling stockholders identified therein (the “Outstanding Warrants”); (iii) additional shares of Common Stock (the “Additional Shares”) that may be sold by the Company; (iv) 12,134,375 shares of Common Stock underlying warrants that may be issued by the Company (the “Warrant Shares”); and (v) shares of preferred stock of the Company, par value $0.0001 per share (the “Preferred Stock”), which may be convertible or exchangeable into other securities of the Company. The Additional Shares and Preferred Stock may be issued and sold or delivered from time to time for an aggregate offering price not to exceed $50,000,000.

We have examined (1) the Registration Statement, (2) the warrant agreement, dated August 4, 2022, by and between the Company (then named Pono Capital Two, Inc.) and Continental Stock Transfer & Trust Company as warrant agent (the “Warrant Agent”) filed as Exhibit 4.1 to the Registration Statement (the “Warrant Agreement”) and (3) the specimen warrant certificate filed as Exhibit 4.2 to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that (1) the Warrant Agreement is the valid, legal and binding obligation of the Warrant Agent, and (2) with respect to the issuance of any Additional Shares, Warrant Shares or Preferred Stock, the amount of valid consideration paid in respect of such shares will equal or exceed the par value of such shares.

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simpson thatcher & bartlett llp is a registered limited liability partnership established under the laws of the state of new york. the personal liability of our partners is limited to the extent provided in such laws. additional information is available upon request or at www.simpsonthacher.com.

primary qualification: new york

Simpson Thacher & Bartlett llp gaikokuho jimu bengoshi jimusho

-2-	December 29, 2025

In rendering the opinions set forth in paragraphs 3, 4 and 5 below, we have assumed further that (1) at the time of the issuance by the Company of the Warrant Shares, the Additional Shares and the Preferred Stock, as applicable, the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance by the Company of the Warrant Shares, the Additional Shares and the Preferred Stock, as applicable, will not constitute a breach of violation of the organizational documents or violate the law of the jurisdiction in which it is organized (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law) and (3) the performance by the Company of its obligations under the Warrant Agreement and the issuance by the Company of the Warrant Shares, the Additional Shares and the Preferred Stock, as applicable, will not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Outstanding Shares are validly issued, fully paid and nonassessable.

2.	The Outstanding Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

3.	The Warrant Shares issuable pursuant to the Warrant Agreement upon exercise of the Outstanding Warrants have been duly authorized and reserved for issuance by the Company and, when issued and delivered in accordance with the Warrant Agreement and the Outstanding Warrants, will be validly issued, fully paid and nonassessable.

4.	With respect to the Additional Shares, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Additional Shares and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) due issuance and delivery of such Additional Shares, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the board of directors or a duly authorized committee thereof (each, the “Board of Directors”) of the Company and otherwise in accordance with the provisions of such agreement, the Fifth Amended and Restated Certificate of Incorporation (as amended, the “Charter”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company and the Delaware General Corporation Law, such Additional Shares will be validly issued, fully paid and nonassessable.

5.	With respect to the Preferred Stock, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance and terms of the Preferred Stock and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company, (b) due filing of the applicable definitive certificate of designations with respect to such Preferred Stock and (c) due issuance and delivery of the Preferred Stock, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors and otherwise in accordance with the provisions of such agreement, the Charter and Bylaws of the Company and the Delaware General Corporation Law, the Preferred Stock will be validly issued, fully paid and nonassessable.

Our opinions set forth in paragraphs 2 and 3 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 9.9 of the Warrant Agreement relating to the severability of provision of the Warrant Agreement.

Simpson Thacher & Bartlett llp gaikokuho jimu bengoshi jimusho

-3-	December 29, 2025

In connection with the provisions of the Warrant Agreement whereby the parties thereto submit to the jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Warrant Agreement that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP